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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Ares Management, L.P. for the registration of 152,835,494 shares of its common units and to the incorporation by reference therein of our reports dated February 29, 2016, with respect to the consolidated financial statements of Ares Management, L.P. and the effectiveness of internal control over financial reporting of Ares Management, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
May 2, 2016

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm